EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

Applied Visual Sciences, Inc.

(a Delaware corporation)

INTO

Guardian Technologies International, Inc.

(a Delaware corporation)

Pursuant to Section 253 of the General Corporation Law of the State of Delaware, Guardian Technologies International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That it was organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 13th day of February, 1996.

SECOND: That it owns 100% of the issued and outstanding shares of capital stock of Applied Visual Sciences, Inc., a corporation incorporated on the 12th day of July, 2007, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “Subsidiary”), and that the Corporation duly adopted the following resolutions on June 10, 2010, and determined to merge the Subsidiary into the Corporation and change the Corporation’s name to “Applied Visual Sciences, Inc.,” on the conditions set forth in such resolutions:

WHEREAS, the Corporation lawfully owns 100% of the issued and outstanding shares of capital stock of Applied Visual Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware; and

WHEREAS, the Corporation desires to merge into itself Applied Visual Sciences, Inc., and to be possessed of all the estate, property, rights, privileges, and franchises of such corporation.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation shall, pursuant to Section 253 of the General Corporation Law of the State of Delaware, merge into itself its wholly-owned subsidiary, Applied Visual Sciences, Inc., a Delaware corporation (the “Subsidiary”), with the Corporation as the surviving corporation, and shall assume all of the Subsidiary’s liabilities and obligations (the “Merger”); and

FURTHER RESOLVED, that the Chief Executive Officer, President, or Chief Financial Officer of the Corporation, or any of them (each, an “Authorized Officer”), be, and the same hereby are, authorized and directed to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger (the “Certificate of Ownership and Merger”) setting forth a copy of these Board of Directors’ resolutions authorizing and directing the merger of Applied Visual Sciences, Inc., with and into the Corporation and for the Corporation to assume its liabilities and obligations, the filing thereof by such Authorized Officer to be conclusive evidence of the authorization therefor by the Board of Directors; and

FURTHER RESOLVED, that the Board of Directors hereby directs that the Merger of the Subsidiary into the Corporation shall become effective only upon the filing of the Certificate of Ownership and Merger with regard to the Merger with the Secretary of State of the State of Delaware as authorized by the foregoing resolutions; and

FURTHER RESOLVED, that, notwithstanding approval of the preparation and execution of the Certificate of Ownership and Merger by the Board of Directors, the Authorized Officer may, at any time prior to the filing of the Certificate of Ownership and Merger with regard to the Merger with the Secretary of State of the State of Delaware, abandon the filing of the Certificate of Ownership and Merger without further action by the Board of Directors; and

FURTHER RESOLVED, that, upon the effectiveness of the Merger, the Corporation shall relinquish its name and assume in place thereof the name “Applied Visual Sciences, Inc.” and that Article First of the Certificate of Incorporation of the Corporation, as amended, be and the same hereby shall be amended to read in its entirety as follows:

ARTICLE FIRST

The name of the corporation is Applied Visual Sciences, Inc.

FURTHER RESOLVED, that the executive officers of the Corporation, and each of them, be, and the same hereby are, authorized and directed to execute and deliver, for and on behalf of the Corporation, and affix the corporate seal thereto, where appropriate, such agreements and such covenants, guarantees, representations, certificates and such other documents, and to pay such amounts, deliver such notes, checks and agreements, to take such action and in general to do all such things as may be necessary or appropriate to give effect to the foregoing resolutions; and

FURTHER RESOLVED, that any acts of any of the officers of the Corporation, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of the foregoing resolutions, be, and the same hereby are, severally ratified, confirmed, approved and adopted as acts in the name and on behalf of the Corporation.

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IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 10th day of June, 2010.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
By: /s/ Michael W. Trudnak Michael W. Trudnak
Its: Chief Executive Officer

 28240001.133